EXHIBIT 99.1

Chemung Financial Corporation Reports First Quarter 2021 Net Income of $6.5 million, or $1.39 per Share

ELMIRA, N.Y., April 22, 2021 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $6.5 million, or $1.39 per share, for the first quarter of 2021, compared to $2.5 million, or $0.51 per share, for the first quarter of 2020.

"I am pleased to report earnings of $6.5 million, or $1.39 per share, for the first quarter of 2021, the second highest in the near 188-year history of our Company," according to Anders M. Tomson, President and CEO of Chemung Financial Corporation. "We began the year continuing to support our customers as the next phase of the Paycheck Protection Program launched early in the quarter, and, we assisted with the forgiveness process for others. Additionally we facilitated the dispersal of over 20,000 Economic Impact Payment checks, representing $46.2 million, across our footprint. Our continued focus on expense management improved our efficiency and non-interest expense to average-assets ratios, compared to last quarter. We are also excited for the opportunities that lie ahead in our move to Western New York, as we already have a strong pipeline of lending activity in the region. We look toward the remainder of 2021 with optimism, and we will remain a strong partner and resource for our customers and communities," Tomson added.

First Quarter Highlights1:

  First quarter earnings per share grew to $1.39 per share versus the prior quarter, ending December 31, 2020, of $1.11 per share. The Corporation recorded the second highest earnings per share in its 188 year history.

  Efficiency ratio (unadjusted)2 decreased from 69.72% in the fourth quarter of 2020, to 62.38% in the first quarter of 2021. Non-interest expense to average assets decreased 46 basis points in the first quarter of 2021.

  The total provision for loan losses was a credit of $0.3 million primarily due to a settlement received related to a previously charged-off commercial credit.

  Loans, net of deferred fees, increased $44.5 million, including $35.2 million due to Payroll Protection Program (PPP) loans, or 2.90% from December 31, 2020.

  Non-performing loans decreased from $10.0 million as of December 31, 2020 to $9.3 million as of March 31, 2021, representing 0.59% of total loans.

  799 applications have been processed for the second phase of PPP as of April 21, 2021, totaling $75.1 million in loans.

  The Corporation has received approval from both the New York State Department of Financial Services and the Federal Reserve Bank of New York to open a full-service branch at its new location at 9159 Main Street, Clarence, New York, from which it is currently operating as a Loan Production Office.

1 Balance sheet comparisons are calculated as of March 31, 2021 versus December 31, 2020.
2 See GAAP to Non-GAAP Reconciliations, included within.

1st Quarter 2021 vs 1st Quarter 2020

Net Interest Income:

Net interest income for the current quarter totaled $15.8 million compared to $15.1 million for the same period in the prior year, an increase of $0.7 million, or 4.8%, due primarily to increases of $0.4 million in interest income on loans, including fees, and $0.3 million in interest and dividend income on taxable securities, and a decrease of $0.4 million in total interest expense, offset by a decrease of $0.3 million in interest income on interest-earning deposits.

The increase in interest income on loans was due primarily to an increase of $0.6 million in interest income on commercial loans primarily attributable to a $222.0 million increase in average balances on commercial loans and the recognition of $1.1 million of PPP loan fees, partially offset by a decrease in commercial portfolio average yield due to a decrease in interest rates. Interest income on mortgage loans increased $0.3 million primarily due to an increase of $50.5 million in average balances on mortgage loans, partially offset by a decrease in average portfolio yield due to a decrease in interest rates. These increases were offset by a decrease of $0.5 million in interest income on consumer loans which can be attributed to both decreases in average balances and average portfolio yield on consumer loans.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $286.4 million. The decrease in interest income on interest-earning deposits was due primarily to the sharp drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 1.44% in the first quarter of 2020 to 0.21% in the first quarter of 2021. The decrease in interest expense on deposits was due primarily to decreases in interest rates paid on interest-bearing checking, savings and money market products.

Fully taxable equivalent net interest margin was 2.86% for the first quarter 2021, compared to 3.55% for the same period in the prior year. Average interest-earning assets increased $535.8 million as of March 31, 2021 compared to the same period in the prior year. The average yield on interest-earning assets decreased 83 basis points in the first quarter of 2021, while the average cost of interest-bearing liabilities decreased 21 basis points, as compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the three months ended March 31, 2021 was $5.6 million compared to $4.7 million for the same period in the prior year, an increase of $0.9 million, or 18.8%. The increase was due primarily to increases of $0.4 million in wealth management group fee income, $0.3 million in change in fair value of equity investments, $0.2 million in net gains on sales of residential mortgage loans sold into the secondary market, and $0.2 million in interchange revenue from debit card transactions, offset by a decrease of $0.3 million in service charges on deposit accounts primarily attributable to a decrease in NSF and overdraft fees as compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.4 million compared to $13.7 million for the same period in the prior year, a decrease of $0.3 million, or 2.9%. The decrease can be mostly attributed to decreased spending in most categories due to continued expense management when compared to the same period in the prior year. FDIC insurance increased $0.1 million primarily due to an increase in the assessment base due to increased average asset balances.

Income Tax Expense:

Income tax expense for the current quarter was $1.8 million compared to $0.5 million for the same period in the prior year, an increase of $1.3 million. The effective tax rate for the current quarter increased to 21.4% compared to 16.8% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

1st Quarter 2021 vs 4th Quarter 2020

Net Interest Income:

Net interest income for the current quarter totaled $15.8 million compared to $16.4 million for the prior quarter, a decrease of $0.6 million, or 3.7%, due primarily to a decrease of $0.7 million in interest income and fees from loans, offset by an increase of $0.2 million in interest and dividend income on taxable securities. The decrease in interest income and fees from loans was primarily attributed to a $0.5 million decrease in recognition of PPP fees in the first quarter of 2021. The Corporation recorded $1.1 million of PPP fees in the first quarter of 2021, of which $0.5 million represented accelerated recognition of fees related to SBA loan forgiveness of $34.1 million in loan balances. In the fourth quarter of 2020, $1.6 million of PPP fees were recorded, of which $0.7 million represented accelerated recognition of fees related to SBA loan forgiveness of $39.0 million in loan balances. The increase in interest and dividend income on taxable securities can be primarily attributed to an increase in average invested balances of $118.2 million in the first quarter of 2021.

Fully taxable equivalent net interest margin was 2.86% in the current quarter compared to 3.06% in the prior quarter. Average interest-earning assets increased $106.4 million in the current quarter compared to the prior quarter, while the average yield on interest-earning assets decreased 20 basis points from 3.23% in the prior quarter to 3.03% in the current quarter.

The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. As a result, the Corporation continues to re-evaluate various qualitative factors used to calculate the provision. As of March 31, 2021, a $4.0 million pandemic related provision remains as part of the allowance, unchanged from December 31, 2020. A release of provision totaling $0.3 million occurred in the current quarter compared to provision expense of $0.3 million for the prior quarter, a decrease of $0.6 million.

Non-Interest Income:

Non-interest income for the current quarter was $5.6 million compared to $6.0 million for the prior quarter, a decrease of $0.4 million, or 5.9%. The decrease is mostly attributed to decreases of $0.5 million in net gains on sales of loans held for sale, and $0.1 million in service charges on deposit accounts, offset by an increase of $0.2 million in Wealth Management Group fee income. The decrease in net gains on sales of loans held for sale was primarily due to a decrease in residential mortgage loans sold into the secondary market compared to the prior quarter. The fourth quarter of 2020 also included a $0.2 million in net gains on the sale of four commercial loans, three of which were non-performing. The decrease in service charges on deposit accounts was primarily attributed to a decrease in NSF and overdraft fees. The increase in wealth management group fee income was primarily attributed to an increase in market value of assets under management.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.4 million compared to $15.6 million for the prior quarter, a decrease of $2.2 million, or 14.4%. The decrease can be mostly attributed to decreases of $1.3 million in other non-interest expense and $0.8 million in salaries and wage expense. The decrease in other non-interest expense was primarily attributed to the establishment of a $0.7 million reserve for unresolved compliance matters, a $0.4 million charge related to the termination of a lease, and $0.2 million in charitable contribution expense in the fourth quarter of 2020. The decrease in salaries and wage expense was primarily attributed to annual merit increases and an increase in commission and reward expenses in the fourth quarter of 2020.

Income Tax Expense:

Income tax expense for the current quarter was $1.8 million compared to $1.3 million for the prior quarter, an increase of $0.5 million in income tax expense. The effective tax rate for the current quarter increased to 21.4% compared to 19.8% in the prior period.

Asset Quality

Non-performing loans totaled $9.3 million at March 31, 2021, or 0.59% of total loans, compared to $10.0 million at December 31, 2020, or 0.65% of total loans. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $9.4 million, or 0.39% of total assets, at March 31, 2021, compared to $10.2 million, or 0.45% of total assets, at December 31, 2020. The decrease in non-performing loans can mostly be attributed to payments received on non-performing residential and indirect loans partially offset by additional commercial and indirect consumer non-performing loans. The decrease in non-performing assets can be primarily attributed to the decrease in non- performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continues to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. During 2020, management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics. Based on this approach, the Corporation determined that no further adjustment was necessary related to the COVID-19 pandemic specific provision for the first quarter of 2021. The total provision for loan losses was a credit of $0.3 million primarily due to favorable recovery experience during the first quarter of 2021. Net recoveries for the first quarter of 2021 were $0.2 million, compared to net charge-offs of $3.9 million for the fourth quarter of 2020.

The allowance for loan losses was $20.9 million at March 31, 2021 and December 31, 2020. The allowance for loan losses was 224.19% of non-performing loans at March 31, 2021 compared to 210.25% at December 31, 2020. The ratio of the allowance for loan losses to total loans was 1.32% at March 31, 2021 compared to 1.36% at December 31, 2020. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.50% at March 31, 2021. The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. Based upon management review of these factors, the pandemic-related portion of the allowance remains at $4.0 million as of March, 31, 2021.

Under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), "Temporary Relief from Troubled Debt Restructurings" loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 related modifications and therefore will not be treated as TDRs.

On June 17, 2020 the New York legislature passed, and Governor Cuomo signed, legislation which allows certain borrowers to extend the period of forbearance on a primary residence if financial hardship is demonstrated as a result of COVID-19. At its highest point as of May 31, 2020, total loan forbearances represented 15.77% of the Corporation's total loan portfolio. As of March 31, 2021, total loan forbearances represent 1.66% of the total loan portfolio.

COVID-19 Loan Modifications Outstanding As Of
	June 30, 2020		September 30, 2020		December 31, 2020		March 31, 2021

	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance
Commercial	172	$167.7 million	31	$43.3 million	13	$19.8 million	22	$25.2 million
Retail and Residential	457	$18.0 million	43	$2.5 million	18	$1.0 million	16	$1.1 million

The above reflects the uncertain economic situation whereby the initial response by customers prompted a quick reaction to the unknown potential impact of COVID-19 on their business. Subsequently, customers may have reassessed their financial position prior to finalization of a modification, either modifying deferral requests or withdrawing the request altogether. In some cases, customers continued to make payments on modified loans.

Balance Sheet Activity

Total assets were $2.442 billion at March 31, 2021 compared to $2.279 billion at December 31, 2020, an increase of $163.0 million, or 7.2%. The increase can be mostly attributed to increases of $71.6 million in securities available for sale, at estimated fair value, $44.5 million in loans, net of deferred fees, and $48.5 million in total cash and cash equivalents. The increase in securities available for sale can be mostly attributed to purchases of $125.1 million, offset by a decrease of $39.0 million in paydowns, and a decrease in the value of the portfolio of $13.6 million due to increases in interest rates. The increase in loans, net of deferred loan fees, was due primarily to the growth of $42.6 million in commercial loans and $5.8 million in residential mortgages, offset by a decrease of $4.0 million in consumer loans. $35.2 million of the increase in loans is related to PPP and comprised of $69.4 million of phase two loans originated and $34.2 million of phase one loans repaid. The increase in cash and cash equivalents was primarily due to changes in deposits, securities, and loans.

Total liabilities were $2.248 billion at March 31, 2021 compared to $2.080 billion at December 31, 2020, an increase of $168.0 million, or 8.1%. The increase in total liabilities can primarily be attributed to an increase of $172.6 million, or 8.5% in deposits, offset by a decrease of $4.8 million in other liabilities. The increase in deposits was due primarily to increases of $51.6 million in consumer deposits, $42.7 million in commercial deposits, and $78.2 million in public deposits. The increase in deposits was partially attributed to the collection of stimulus checks and PPP loan disbursements. The decrease in other liabilities was due primarily to a decrease of $4.1 million in interest rate swap liabilities.

Total shareholders’ equity was $194.8 million at March 31, 2021 compared to $199.7 million at December 31, 2020, a decrease of $4.9 million, or 2.5%. The decrease in accumulated other comprehensive income (loss) of $10.2 million can mostly be attributed to a decrease in the fair market value of the securities portfolio. The increase in retained earnings of $5.3 million was due primarily to net income of $6.5 million offset by $1.2 million in dividends declared. Treasury stock increased $0.3 million primarily due to the Corporation's common stock repurchase program, offset by the impact of the issuance of shares related to the Corporation's employee benefit plans and directors' stock plans. As of March 31, 2021, a total of 20,625 shares have been repurchased at an average cost of $34.98 per share.

The total equity to total assets ratio was 7.97% at March 31, 2021 compared to 8.76% at December 31, 2020. The tangible equity to tangible assets ratio was 7.14% at March 31, 2021 compared to 7.87% at December 31, 2020. Book value per share decreased to $41.60 at March 31, 2021 from $42.53 at December 31, 2020. As of March 31, 2021, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.111 billion at March 31, 2021, including $277.4 million of assets under management or administration for the Corporation, compared to $2.091 billion at December 31, 2020, including $305.5 million of assets under management or administration for the Corporation, an increase of $20.0 million, or 0.97%. The decrease in total assets under management or administration for the Corporation can be mostly attributed to an increase in paydowns and a decrease in market value of the assets under management.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of March 31, 2021, a total of 20,625 shares of common stock at a total cost of $0.7 million were repurchased by the Corporation under its share repurchase program. The weighted average cost was $34.98 per share repurchased. Remaining buyback authority under the share repurchase program was 229,375 shares at March 31, 2021.

The Corporation has received approval from the New York State Department of Financial Services and the Federal Reserve Bank of New York to open a full-service branch at its new location at 9159 Main Street, Clarence, New York, from which it is currently operating as a Loan Production Office.

Chemung Financial's COVID-19 Pandemic Update

The Corporation continues to maintain COVID-19 protocols throughout its footprint, ensuring a healthy and safe work environment for our colleagues, clients and the communities we assist, including social distancing, sanitizing and facial coverings at all times. At the date of this press release all of our offices are open normal business hours with the exception of two branches which are limited to drive-through service only. Efforts to assist our customer base through the Forgiveness phase of the Small Business Administration's (SBA's) first phase of the Paycheck Protection Program (PPP) continue. The Corporation began accepting applications for the latest round of PPP on January 19, 2021, and has received a total of 799 applications for a total of $75.1 million, as of the date of this press release.

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core- deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, securities sold under agreements to repurchase, and other borrowings. As of March 31, 2021, the Corporation's cash and cash equivalents balance was $157.0 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of March 31, 2021, the Corporation's investment in securities available for sale was $626.2 million, $463.6 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $81.2 million, as of March 31, 2021. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during first quarter 2021 due to the COVID-19 crisis, nor has the Corporation experienced any significant or unusual activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the changing environment caused by the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

The COVID-19 crisis is expected to continue to impact the Corporation's financial results, as well as demand for its services and products during 2021. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures on the Corporation's future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are uncertain at this time.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.4 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;

  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

  our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

  a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

  our cyber security risks are increased as the result of an increase in the number of employees working remotely;

  we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

  FDIC premiums may increase if the agency experiences additional resolution costs.

Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2020 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2021	2020	2020	2020	2020
ASSETS
Cash and due from financial institutions	$30,602	$29,467	$35,327	$28,689	$27,522
Interest-earning deposits in other financial institutions	126,397	79,071	114,575	126,473	116,936
Total cash and cash equivalents	156,999	108,538	149,902	155,162	144,458
Equity investments	2,718	2,542	2,291	2,169	1,999
Securities available for sale	626,195	554,611	396,300	317,061	299,075
Securities held to maturity	2,453	2,469	3,047	3,597	3,001
FHLB and FRB stocks, at cost	3,164	3,150	3,150	3,150	3,099
Total investment securities	631,812	560,230	402,497	323,808	305,175
Commercial	1,128,241	1,085,554	1,095,170	1,065,901	895,741
Mortgage	245,231	239,401	227,372	207,999	192,722
Consumer	207,477	211,508	215,951	224,098	231,998
Loans, net of deferred loan fees	1,580,949	1,536,463	1,538,493	1,497,998	1,320,461
Allowance for loan losses	(20,909)	(20,924)	(24,590)	(24,130)	(26,233)
Loans, net	1,560,040	1,515,539	1,513,903	1,473,868	1,294,228
Loans held for sale	295	170	2,059	1,491	801
Premises and equipment, net	19,541	20,119	20,891	21,395	21,781
Operating lease right-of-use assets	7,335	7,145	7,474	7,650	7,826
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	157	258	371	491	610
Accrued interest receivable and other assets	41,774	43,086	43,802	43,063	42,627
Total assets	$2,442,495	$2,279,451	$2,165,014	$2,050,921	$1,841,329

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$693,785	$620,423	$619,412	$616,736	$469,535
Interest-bearing demand deposits	285,934	282,172	270,949	246,470	210,493
Money market accounts	661,132	603,583	579,574	538,006	544,024
Savings deposits	270,778	245,865	248,751	239,334	217,789
Time deposits	298,752	285,731	205,503	170,710	166,262
Total deposits	2,210,381	2,037,774	1,924,189	1,811,256	1,608,103
Advances and other debt	3,788	3,849	4,155	3,969	4,028
Operating lease liabilities	7,462	7,264	7,584	7,752	7,919
Accrued interest payable and other liabilities	26,080	30,865	32,081	33,355	30,832
Total liabilities	2,247,711	2,079,752	1,968,009	1,856,332	1,650,882
Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,025	46,764	46,892	46,758	46,754
Retained earnings	173,325	168,006	163,987	159,505	154,926
Treasury stock, at cost	(17,867)	(17,525)	(15,569)	(13,869)	(11,204)
Accumulated other comprehensive income (loss)	(7,752)	2,401	1,642	2,142	(82)
Total shareholders' equity	194,784	199,699	197,005	194,589	190,447
Total liabilities and shareholders' equity	$2,442,495	$2,279,451	$2,165,014	$2,050,921	$1,841,329
Period-end shares outstanding	4,682	4,695	4,746	4,804	4,905

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Percent
(in thousands, except per share data)	2021	2020	Change
Interest and dividend income:
Loans, including fees	$14,617	$14,228	2.7
Taxable securities	1,802	1,487	21.2
Tax exempt securities	261	271	(3.7)
Interest-earning deposits	60	398	(84.9)
Total interest and dividend income	16,740	16,384	2.2
Interest expense:
Deposits	921	1,286	(28.4)
Borrowed funds	33	36	(8.3)
Total interest expense	954	1,322	(27.8)

Net interest income	15,786	15,062	4.8
Provision for loan losses	(259)	3,050	(108.5)
Net interest income after provision for loan losses	16,045	12,012	33.6
Non-interest income:
Wealth management group fee income	2,678	2,229	20.1
Service charges on deposit accounts	717	990	(27.6)
Interchange revenue from debit card transactions	1,123	925	21.4
Change in fair value of equity investments	86	(246)	(135.0)
Net gains on sales of loans held for sale	300	75	300.0
Net gains (losses) on sales of other real estate owned	(18)	(29)	N/M
Income from bank owned life insurance	15	119	(87.4)
Other	720	667	7.9
Total non-interest income	5,621	4,730	18.8
Non-interest expense:
Salaries and wages	5,762	5,768	(0.1)
Pension and other employee benefits	1,459	1,516	(3.8)
Other components of net periodic pension and postretirement benefits	(391)	(265)	47.5
Net occupancy	1,523	1,522	0.1
Furniture and equipment	366	475	(22.9)
Data processing	2,003	1,914	4.6
Professional services	454	329	38.0
Amortization of intangible assets	101	132	(23.5)
Marketing and advertising	126	324	(61.1)
Other real estate owned expense	12	29	(58.6)
FDIC insurance	390	250	56.0
Loan expense	234	310	(24.5)
Other	1,314	1,445	(9.1)
Total non-interest expense	13,353	13,749	(2.9)
Income before income tax expense	8,313	2,993	177.7
Income tax expense	1,783	502	255.2
Net income	$6,530	$2,491	162.1
Basic and diluted earnings per share	$1.39	$0.51
Cash dividends declared per share	0.26	0.26
Average basic and diluted shares outstanding	4,691	4,895

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended
Consolidated Financial Highlights (Unaudited)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2021	2020	2020	2020	2020
RESULTS OF OPERATIONS
Interest income	$16,740	$17,337	$16,714	$16,472	$16,384
Interest expense	954	940	845	881	1,322
Net interest income	15,786	16,397	15,869	15,591	15,062
Provision (credit) for loan losses	(259)	250	679	260	3,050
Net interest income after provision for loan losses	16,045	16,147	15,190	15,331	12,012
Non-interest income	5,621	5,975	5,339	5,080	4,730
Non-interest expense	13,353	15,597	13,362	13,227	13,749
Income before income tax expense	8,313	6,525	7,167	7,184	2,993
Income tax expense	1,783	1,292	1,456	1,357	502
Net income	$6,530	$5,233	$5,711	$5,827	$2,491
Basic and diluted earnings per share	$1.39	$1.11	$1.19	$1.20	$0.51
Average basic and diluted shares outstanding	4,691	4,702	4,773	4,850	4,895
PERFORMANCE RATIOS
Return on average assets	1.12%	0.93%	1.08%	1.15%	0.55%
Return on average equity	13.24%	10.51%	11.56%	12.22%	5.32%
Return on average tangible equity (a)	14.88%	11.84%	13.03%	13.83%	6.04%
Efficiency ratio (unadjusted) (f)	62.38%	69.72%	63.00%	63.99%	69.47%
Efficiency ratio (adjusted) (a) (b)	61.64%	68.94%	62.19%	63.16%	68.50%
Non-interest expense to average assets	2.30%	2.76%	2.54%	2.62%	3.06%
Loans to deposits	71.52%	75.40%	79.96%	82.70%	82.11%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	3.81%	3.96%	3.91%	4.06%	4.37%
Yield on investments	1.28%	1.37%	1.61%	1.58%	2.20%
Yield on interest-earning assets	3.03%	3.23%	3.37%	3.45%	3.86%
Cost of interest-bearing deposits	0.25%	0.26%	0.26%	0.28%	0.46%
Cost of borrowings	3.51%	3.52%	3.54%	0.82%	3.58%
Cost of interest-bearing liabilities	0.26%	0.27%	0.27%	0.29%	0.47%
Interest rate spread	2.77%	2.96%	3.10%	3.16%	3.39%
Net interest margin, fully taxable equivalent	2.86%	3.06%	3.20%	3.26%	3.55%
CAPITAL
Total equity to total assets at end of period	7.97%	8.76%	9.10%	9.49%	10.34%
Tangible equity to tangible assets at end of period (a)	7.14%	7.87%	8.16%	8.49%	9.24%
Book value per share	$41.60	$42.53	$41.51	$40.51	$38.83
Tangible book value per share (a)	36.91	37.83	36.83	35.86	34.25
Period-end market value per share	41.82	33.95	28.87	27.30	32.98
Dividends declared per share	0.26	0.26	0.26	0.26	0.26
AVERAGE BALANCES
Loans and loans held for sale (c)	$1,557,368	$1,540,618	$1,515,762	$1,456,080	$1,310,342
Interest earning assets	2,251,334	2,144,891	1,986,043	1,931,107	1,715,562
Total assets	2,357,646	2,249,949	2,094,114	2,032,729	1,807,753
Deposits	2,117,963	2,009,211	1,853,557	1,776,275	1,588,147
Total equity	200,035	198,036	196,569	191,853	188,427
Tangible equity (a)	177,992	175,894	174,302	169,464	165,911
ASSET QUALITY
Net charge-offs	$(244)	$3,915	$219	$2,363	$294
Non-performing loans (d)	9,327	9,952	15,726	17,280	17,948
Non-performing assets (e)	9,418	10,189	16,311	17,573	18,328
Allowance for loan losses	20,909	20,924	24,590	24,130	26,233
Annualized net charge-offs to average loans	(0.06%)	1.01%	0.06%	0.65%	0.09%
Non-performing loans to total loans	0.59%	0.65%	1.02%	1.15%	1.36%
Non-performing assets to total assets	0.39%	0.45%	0.75%	0.86%	1.00%
Allowance for loan losses to total loans	1.32%	1.36%	1.60%	1.61%	1.99%
Allowance for loan losses to non-performing loans	224.19%	210.25%	156.36%	139.64%	146.16%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020			Three Months Ended March 31, 2021 vs. 2020

	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)

Interest earning assets:
Commercial loans	$1,104,110	$10,472	3.85%	$882,150	$9,872	4.50%	$600	$2,183	$(1,583)
Mortgage loans	242,335	2,096	3.51%	191,856	1,836	3.85%	260	436	(176)
Consumer loans	210,923	2,078	4.00%	236,336	2,544	4.33%	(466)	(273)	(193)
Taxable securities	538,064	1,803	1.36%	251,669	1,488	2.38%	315	1,148	(833)
Tax-exempt securities	40,970	322	3.19%	42,220	332	3.16%	(10)	(12)	2
Interest-earning deposits	114,932	60	0.21%	111,331	398	1.44%	(338)	12	(350)
Total interest earning assets	2,251,334	16,831	3.03%	1,715,562	16,470	3.86%	361	3,494	(3,133)
Non- interest earnings assets:
Cash and due from banks	27,633			25,694
Other assets	99,971			90,216
Allowance for loan losses	(21,292)			(23,719)
Total assets	$2,357,646			$1,807,753
Interest-bearing liabilities:
Interest-bearing checking	$294,498	$67	0.09%	$210,027	$160	0.31%	$(93)	$49	$(142)
Savings and money market	881,093	276	0.13%	750,814	542	0.29%	(266)	78	(344)
Time deposits	293,867	578	0.80%	160,951	584	1.46%	(6)	335	(341)
Long-term advances and other debt	3,809	33	3.51%	4,048	36	3.58%	(3)	(2)	(1)
Total int.-bearing liabilities	1,473,267	954	0.26%	1,125,840	1,322	0.47%	(368)	460	(828)
Non-interest-bearing liabilities:
Demand deposits	648,505			466,355
Other liabilities	35,839			27,131
Total liabilities	2,157,611			1,619,326
Shareholders' equity	200,035			188,427

Total liabilities and shareholders' equity	$2,357,646			$1,807,753

Fully taxable equivalent net interest income		15,877			15,148		$729	$3,034	$(2,305)
Net interest rate spread (1)			2.77%			3.39%
Net interest margin, fully taxable equivalent (2)			2.86%			3.55%
Taxable equivalent adjustment		(91)			(86)
Net interest income		$15,786			$15,062

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$15,786	$16,397	$15,869	$15,591	$15,062
Fully taxable equivalent adjustment	91	89	85	84	86
Fully taxable equivalent net interest income (non-GAAP)	$15,877	$16,486	$15,954	$15,675	$15,148

Average interest-earning assets (GAAP)	$2,251,334	$2,144,891	$1,986,043	$1,931,107	$1,715,562
Net interest margin - fully taxable equivalent (non-GAAP)	2.86%	3.06%	3.20%	3.26%	3.55%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non- interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020
EFFICIENCY RATIO
Net interest income (GAAP)	$15,786	$16,397	$15,869	$15,591	$15,062
Fully taxable equivalent adjustment	91	89	85	84	86
Fully taxable equivalent net interest income (non-GAAP)	$15,877	$16,486	$15,954	$15,675	$15,148
Non-interest income (GAAP)	$5,621	$5,975	$5,339	$5,080	$4,730
Less: net (gains) losses on security transactions	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,621	$5,975	$5,339	$5,080	$4,730
Non-interest expense (GAAP)	$13,353	$15,597	$13,362	$13,227	$13,749
Less: amortization of intangible assets	(101)	(113)	(120)	(119)	(132)
Adjusted non-interest expense (non-GAAP)	$13,252	$15,484	$13,242	$13,108	$13,617
Efficiency ratio (unadjusted)	62.38%	69.72%	63.00%	63.99%	69.47%
Efficiency ratio (adjusted)	61.64%	68.94%	62.19%	63.16%	68.50%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020
TANGIBLE EQUITY AND TANGIBLE ASSETS (PERIOD END)
Total shareholders' equity (GAAP)	$194,784	$199,699	$197,005	$194,589	$190,447
Less: intangible assets	(21,981)	(22,082)	(22,195)	(22,315)	(22,434)
Tangible equity (non-GAAP)	$172,803	$177,617	$174,810	$172,274	$168,013

Total assets (GAAP)	$2,442,495	$2,279,451	$2,165,014	$2,050,921	$1,841,329
Less: intangible assets	(21,981)	(22,082)	(22,195)	(22,315)	(22,434)
Tangible assets (non-GAAP)	$2,420,514	$2,257,369	$2,142,819	$2,028,606	$1,818,895

Total equity to total assets at end of period (GAAP)	7.97%	8.76%	9.10%	9.49%	10.34%
Book value per share (GAAP)	$41.60	$42.53	$41.51	$40.51	$38.83

Tangible equity to tangible assets at end of period (non-GAAP)	7.14%	7.87%	8.16%	8.49%	9.24%
Tangible book value per share (non-GAAP)	$36.91	$37.83	$36.83	$35.86	$34.25

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$200,035	$198,036	$196,569	$191,853	$188,427
Less: average intangible assets	(22,043)	(22,142)	(22,267)	(22,389)	(22,516)
Average tangible equity (non-GAAP)	$177,992	$175,894	$174,302	$169,464	$165,911

Return on average equity (GAAP)	13.24%	10.51%	11.56%	12.22%	5.32%
Return on average tangible equity (non-GAAP)	14.88%	11.84%	13.03%	13.83%	6.04%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020
NON-GAAP NET INCOME
Reported net income (GAAP)	$6,530	$5,233	$5,711	$5,827	$2,491
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—
Net income (non-GAAP)	$6,530	$5,233	$5,711	$5,827	$2,491

Average basic and diluted shares outstanding	4,691	4,702	4,773	4,850	4,895

Reported basic and diluted earnings per share (GAAP)	$1.39	$1.11	$1.19	$1.20	$0.51
Reported return on average assets (GAAP)	1.12%	0.93%	1.08%	1.15%	0.55%
Reported return on average equity (GAAP)	13.24%	10.51%	11.56%	12.22%	5.32%

Basic and diluted earnings per share (non-GAAP)	$1.39	$1.11	$1.19	$1.20	$0.51
Return on average assets (non-GAAP)	1.12%	0.93%	1.08%	1.15%	0.55%
Return on average equity (non-GAAP)	13.24%	10.51%	11.56%	12.22%	5.32%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714